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                                                                   EXHIBIT 10.13


                                    AGREEMENT

This Agreement (the "Agreement") is made and entered into on the 30th day of June, 1998, by and between Beacon Education Management LLC, a Tennessee limited liability company ("Beacon"), Ledyard McFadden, an individual residing in Boston, Massachusetts ("McFadden"), Alan Fraker, an individual residing in Massachusetts ("Fraker") and SchoolWorks LLC, a Delaware limited liability company ("SchoolWorks").

                                    RECITALS

WHEREAS McFadden is currently employed by Beacon under the terms of an employment letter agreement dated August 10, 1997 and a related confidentiality and non-compete agreement dated August 15, 1997 (together the "McFadden Employment Agreement"); and

WHEREAS Fraker is currently employed by Beacon under the terms of an employment agreement dated March 31, 1998 ("Fraker Employment Agreement"); and

WHEREAS Beacon and McFadden desire to terminate McFadden's employment with Beacon in a manner that allows McFadden to continue providing consulting services in the K-12 market; and

WHEREAS Beacon and Fraker desire to terminate Fraker's employment with Beacon in a manner that allows Fraker to continue providing consulting services in the K-12 market; and

WHEREAS McFadden has established SchoolWorks to provide consulting services in the K-12 market, including certain services to Beacon; and

WHEREAS SchoolWorks desires to employ Fraker and McFadden,

THEREFORE, for good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Upon execution of this Agreement by Beacon, for good and valuable consideration, including without limitation, the sale, assignment of transfer of all Beacon's right, title and interest in and to SchoolWorks Start-up Schedule and Guide, as set forth in Section 13, the receipt and sufficiency of which are hereby acknowledged, SchoolWorks will pay to Beacon one hundred thousand dollars ($100,000).

         2. Beacon and McFadden hereby mutually agree to terminate the McFadden Employment Agreement, effective June 30, 1998. No representation, warranty, covenant or obligation contained in the McFadden Employment Agreement or in any exhibit, schedule, letter, certificate or other instrument referred to in the McFadden Employment Agreement, or delivered or made by or on behalf of any party to the McFadden Employment Agreement, or in connection with any transactions contemplated by the McFadden Employment Agreement, shall survive the termination of the McFadden Employment Agreement.


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         3.       Beacon and Fraker hereby mutually agree to terminate the
Fraker Employment Agreement effective June 30, 1998. No representation, warranty, covenant or obligation contained in the Fraker Employment Agreement or in any exhibit, schedule, letter, certificate or other instrument referred to in the Fraker Employment Agreement, or delivered or made by or on behalf of any party to the Fraker Employment Agreement, or in connection with any transactions contemplated by the Fraker Employment Agreement, or contained in any engagement of Fraker by Beacon as a consultant shall survive the termination of the Fraker Employment Agreement.

         4. McFadden does hereby release, acquit and forever discharge Beacon and any and all of its affiliates, subsidiaries, agents, assigns, servants, employees, officers, divisions and/or successors, from any and all claims, demands, causes of actions, debts, dues and obligations of every kind and nature that he has or may have against Beacon, its affiliates, subsidiaries, agents, assigns, servants, employees, officers, divisions and/or successors, arising out of or relating to any aspect of McFadden's employment at Beacon or the McFadden Employment Agreement.

         5. Fraker does hereby release, acquit and forever discharge Beacon and any and all of its affiliates, subsidiaries, agents, assigns, servants, employees, officers, divisions and/or successors, from any and all claims, demands, causes of actions, debts, dues and obligations of every kind and nature that he has or may have against Beacon, its affiliates, subsidiaries, agents, assigns, servants, employees, officers, divisions and/or successors, arising out of or relating to any aspect of Fraker's employment at Beacon and arising out of or relating to any aspect of Fraker's engagement as a consultant to Beacon or the Fraker Employment Agreement.

         6. Beacon agrees to reimburse, in accordance with Beacon policy, McFadden and Fraker for reasonable, properly documented and valid expenses, including prepaid car payments made by McFadden, incurred as of June 30, 1998, by each of them on behalf of Beacon in the normal course of business. McFadden and Fraker shall each submit such expenses, and the necessary support documentation, to Beacon on or before July 20, 1998.

         7. Beacon does hereby release, acquit and forever discharge McFadden and SchoolWorks from any and all claims, demands, causes of actions, debts, dues and obligations of every kind and nature that it has or may have against McFadden or SchoolWorks, arising out of or relating to any aspect of McFadden's employment at Beacon.

         8. Notwithstanding anything herein, Beacon does hereby release, acquit and forever discharge McFadden and SchoolWorks from any and all claims, demands, causes of actions, debts, dues and obligations of every kind and nature that it has or may have against McFadden or SchoolWorks, arising out of or relating to any solicitation of employment or any employment of Alan Fraker by McFadden or SchoolWorks, and arising out of or relating to any solicitation of employment or any employment of McFadden by SchoolWorks.

         9. Beacon does hereby release, acquit and forever discharge Fraker from any and all claims, demands, causes of actions, debts, dues and obligations of every kind and nature that it has or may have against Fraker, arising out of or relating to any aspect of Fraker's employment at Beacon and arising out of or relating to any aspect of Fraker's engagement as a consultant to Beacon or the Fraker Employment Agreement.


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         10.      McFadden warrants that he has returned to Beacon all Beacon property previously in his possession, including but not limited to, equipment, supplies, hard copy files, computer software, and computer files, except certain equipment listed in Exhibit A. Fraker warrants that he has returned to Beacon all Beacon property previously in his possession, including but not limited to, equipment, supplies, hard copy files, computer software, and computer files, except certain equipment listed in Exhibit A. Beacon hereby sells, assigns and transfers to SchoolWorks all of its right, title and interest in and to the items listed in Exhibit A free and clear of any liens, claims and encumbrances, in exchange for payment by SchoolWorks to Beacon of seven thousand dollars ($7,000.00) on June 30, 1998, which payment shall be in addition to the payment due under Section 1 of this Agreement.

         11. McFadden, Fraker and SchoolWorks agree not to disclose to any person, firm, corporation or other entity, or use for their own benefit whether or not for monetary gain, any confidential information ("Confidential Information") concerning the conduct or the business affairs of Beacon, including, without limitation, trade secrets, know-how, inventions, curricula, customer and supplier lists, business plans, operational records, pricing policies, referral sources or organizations, marketing and sales plans, financial information, names, addresses, positions, salaries and other terms of employment of other employees of Beacon. For the purposes of this Agreement, Confidential Information does not include information that is or becomes part of the public domain, other than through McFadden's, Fraker's or SchoolWorks's actions or inaction. Nothing in this section shall be construed to derogate from the McFadden or Fraker's right to use general knowledge, know-how, or skills that they have acquired prior to or during their employment or consultancy with Beacon or to use the SchoolWorks Start-Up Schedule and Guide.

         12. As it relates to the business of Beacon, Beacon shall own, and McFadden and Fraker hereby transfer and assign to Beacon (to the extent proprietary), all rights of, in and to any material and/or ideas and all results and proceeds of their services to Beacon, or conceived of or produced during their employment or engagement as a consultant, including but not limited to, any data, creations or other work product (collectively, "Work Product"). Nothing in this section shall be construed to derogate from the McFadden or Fraker's right to use general knowledge, know-how, or skills that they have acquired prior to or during their employment or consultancy with Beacon.

         13. Notwithstanding Section 12, Beacon hereby sells, assigns and transfers all of its right, title and interest in and to a charter school checklist start-up schedule and guide developed by McFadden and other Beacon employees and consultants during 1997-98 and called SchoolWorks Start-Up Schedule and Guide ("SchoolWorks Start-Up Schedule and Guide"), which is attached as Exhibit D, including, without limitation, all trade names, trademarks, copyrights and other intellectual property rights relating thereto. Beacon grants to SchoolWorks only such rights as Beacon holds in SchoolWorks Start-Up Schedule and Guide, and Beacon warrants only that it has not transferred its interest in, nor has granted any security interest or lien on SchoolWorks Start-up Schedule and Guide to any other party. SchoolWorks hereby grants to Beacon a permanent license to use SchoolWorks Start-Up Schedule and Guide, at no cost to Beacon, both internally within Beacon and with outside parties in conjunction with Beacon's management of or services to schools, but Beacon shall not sublicense, sell or otherwise transfer any rights to SchoolWorks Start-Up Schedule and Guide to any third party. SchoolWorks grants


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to Beacon only such rights as SchoolWorks holds in SchoolWorks Start-Up Schedule and Guide, and SchoolWorks does not warrant the extent or validity of such rights in any way. SchoolWorks shall deliver to Beacon, in electronic form in Microsoft Project 98 format, on or before July 15, a completed, updated copy of SchoolWorks Start-Up Schedule and Guide. During the period July 1, 1998 through June 30, 2002, SchoolWorks shall deliver to Beacon, within 10 days of completion, all upgrades made to the to SchoolWorks Start-Up Schedule and Guide by SchoolWorks or by any other party in any form or format (print or electronic) on behalf of SchoolWorks. Beacon shall have the right to modify SchoolWorks Start-Up Schedule and Guide for its own use, but shall, in all cases, continue to refer to it as SchoolWorks Start-Up Schedule and Guide and shall provide SchoolWorks access to the modifications made by Beacon. Beacon and SchoolWorks shall cooperate with each in other in the continuing improvement of SchoolWorks Start-Up Schedule and Guide. All modifications to of SchoolWorks Start-Up Schedule and Guide by SchoolWorks or Beacon shall become the property of SchoolWorks. The parties acknowledge that SchoolWorks intends in the future to create separate aspects of the SchoolWorks product, which will encompass school operating details, such as student handbooks, curriculum guides, employee handbooks, etc. SchoolWorks has not agreed to license these parts of SchoolWorks to Beacon. The parties also acknowledge that Beacon has, or intends in the future to create products which encompass school operating details, such as student handbooks, curriculum guides, employee handbooks, etc. Nothing in this Agreement shall restrict Beacon from producing, using or selling such products, and SchoolWorks shall have no rights to such products.

         14. SchoolWorks shall develop and deliver to Beacon, according to the schedule set forth on Exhibit B, a prototype education program for general use in Beacon's schools. SchoolWorks shall cause Alan Fraker to oversee the development of such education programs. SchoolWorks shall perform its services in developing the education programs with the skill and care which would be exercised by comparable qualified professionals performing similar services. SchoolWorks shall work cooperatively with Beacon to develop the education programs in a manner that meets Beacon's needs and standards. The scope and format of the education programs delivered by SchoolWorks to Beacon shall be meet the standards outlined in Exhibit B. The specific content of the education programs delivered by SchoolWorks to Beacon shall be unique to this project. The parties agree that the education programs, to the extent proprietary, shall be the sole and absolute property of Beacon. Beacon shall reimburse SchoolWorks for its reasonable, documented out-of-pocket costs such as mileage, travel and long distance telephone costs associated with the delivery of such services.

         15,      SchoolWorks shall provide to Beacon, during the period July 1,
1998 through October 1, 1998, school development services as reasonably necessary and appropriate for the start up of Rising Tide Charter School in Plymouth, MA. SchoolWorks shall cause Ledyard McFadden to provide the services to Rising Tide Charter School. SchoolWorks and McFadden shall perform these services with the skill and care which would be exercised by comparable qualified professionals performing similar services. SchoolWorks and McFadden shall work cooperatively with Beacon to develop Rising Tide Charter School in a manner that meets Beacon's reasonable needs and standards. Beacon shall, in accordance with standard Beacon policy, reimburse SchoolWorks for its reasonable, documented out-of-pocket costs such as mileage, travel and long distance telephone costs associated with the delivery of such services. Until October 1, 1998, Beacon shall also pay for McFadden's reasonable, basic monthly


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telephone, Internet service fees and car payments. SchoolWorks shall have reasonable access to and support from Beacon staff in order to complete these tasks.

         16. SchoolWorks shall provide to Beacon, during the period July 1, 1998 through October 1, 1998, the following support services related to Beacon's operation of Chelmsford Public Charter School in Chelmsford, MA: (a) completion of the report to the Inspector General and (b) preparation of a draft document to facilitate the search for a new facility for the school. SchoolWorks shall cause Ledyard McFadden to provide these services to Chelmsford Public Charter School. SchoolWorks and McFadden shall perform these services with the skill and care which would be exercised by comparable qualified professionals performing similar services. SchoolWorks and McFadden shall work cooperatively with Beacon to assist Chelmsford Public Charter School. Beacon shall reimburse SchoolWorks for its reasonable, documented out-of-pocket costs such as mileage, travel and long distance telephone costs associated with the delivery of such services.

         17. SchoolWorks shall assist Beacon during August 1998, with the preparation of student scheduling at City on a Hill Charter School in Boston for the 1998-99 school year. SchoolWorks shall perform these services with the skill and care which would be exercised by comparable qualified professionals performing similar services. SchoolWorks shall work cooperatively with Beacon to assist City on a Hill Charter School. Beacon shall reimburse SchoolWorks for its reasonable, documented out-of-pocket costs such as mileage, travel and long distance telephone costs associated with the delivery of such services. SchoolWorks shall have reasonable access to and support from Beacon staff in order to complete these tasks.

         18. Beacon hereby engages SchoolWorks, and SchoolWorks accepts such engagement, as a subcontractor, to provide the services required under Beacon's contract with Sojourner School, Inc. dated February 2, 1998. The parties acknowledge that this arrangement does not constitute an assignment of this contract (the Sojourner Contract) to SchoolWorks. All revenues received by Beacon from the contract listed hereinabove shall be immediately paid from Beacon to SchoolWorks without set-off or reduction. Beacon shall not be responsible for any entity's failure to make payments to Beacon required under this contract. SchoolWorks shall be responsible for all of its out-of-pocket and other costs related to the provision of services under these contracts, except to the extent that such costs are reimbursed by third parties in accordance with the Sojourner Contract. SchoolWorks shall perform the services required under the contract with the skill and care which would be exercised by comparable qualified professionals performing similar services, and shall indemnify Beacon against all claims related to this contract, except in the case of gross negligence by Beacon. SchoolWorks shall have the right to list Sojourner School as a client of SchoolWorks's through Beacon, provided that Sojourner School agrees.

         19. SchoolWorks shall have the right to list Beacon as a client in SchoolWorks's marketing materials, and to inform potential customers that SchoolWorks contributed to the creation of Beacon's prototype education program. Notwithstanding the foregoing, Beacon shall own, and SchoolWorks does hereby transfer and assign to Beacon (to the extent proprietary), all rights of, in and to any material and/or ideas and all results and proceeds of SchoolWorks's services to Beacon, or conceived of or produced under Section 14 of this Agreement. The parties acknowledge that some of the individual elements of the prototype education program (e.g. the


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concept of an accountability plan) produced for Beacon by SchoolWorks under
Section 14 of this Agreement are part of the public domain and therefore will not be proprietary to Beacon and may be utilized hereinafter by SchoolWorks. Notwithstanding the foregoing, SchoolWorks assigns to Beacon all SchoolWorks's rights to the prototype education program considered as a whole.

         20. Beacon and SchoolWorks agree to work together to develop charter schools in Holyoke, MA and one other site in MA to be mutually agreed upon by November 1, 1998, such schools to be opened in 1999. SchoolWorks shall identify potential parties to organize such charter schools and shall assist such entities with organizational activities, and with writing, presenting and promoting the charter application. The applications shall be written by SchoolWorks in a manner that facilitates Beacon's objective of obtaining a contract to manage the schools and in accordance with the prototype education program developed by SchoolWorks for Beacon in accordance with Section 10 herein SchoolWorks shall perform these services with the skill and care which would be exercised by comparable qualified professionals performing similar services. If, after making diligent efforts to identify applicant groups and to secure charters for these groups during the period from July 1, 1998 through March 31, 1999, SchoolWorks is unable to establish such organizations or to secure such charters, then SchoolWorks shall not be required to continue its efforts on behalf of Beacon to establish such organizations or secure such charters. SchoolWorks shall not be required to deliver a completed charter application on behalf of charter organization identifies herein that has not contracted with Beacon, and shall not deliver such application without beacon's permission. Beacon shall pay SchoolWorks a charter development fee of ten thousand dollars ($10,000) for each school if and when the school and Beacon enter into a Beacon school management contract for charter school management services, and Beacon shall pay SchoolWorks an additional charter development fee of thirty thousand dollars ($30,000) if and when a charter is granted and the school has contracted with Beacon to provide charter school management services. SchoolWorks shall not enter into any contractual agreement with the applicant groups or charter schools organized under this Section 20 without the written consent of Beacon during the period July 1, 1998 through June 30, 2000.

         21. For a period of eighteen months after execution of this Agreement, SchoolWorks and McFadden shall not engage in as a principal, agent, trustee, employee or stockholder or through the agency of any person, corporation, partnership, association or agent or agency, in any business in competition with the business of School Management conducted by the Beacon or any of its affiliates. As used herein, the term School Management shall mean the ongoing, general operation of any K- 12 school, but shall not encompass consulting services in regard to discrete, limited aspects of a K-12 school's operation, such as curriculum development or preparation of a charter application or utilizing SchoolWorks Start-up Schedule and Guide in connection with the opening of a school. Operations deemed to be School Management shall include employment by SchoolWorks a majority of the staff at a school or the assumption of responsibility by SchoolWorks, directly or indirectly, for a majority of the day-to-day operating decisions at a school after the school is in operation. Notwithstanding anything herein, SchoolWorks and McFadden shall not be precluded from owning up to 5% of the outstanding capital stock of a competing business whose stock is traded on a national securities exchange or over the counter.


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         22.      SchoolWorks shall not take any action that causes Beacon to be in violation of its agreement with Beacon Educational Resources dated June 16, 1998, which agreement stipulates, among other things, that until June 15, 2000, no affiliate of Beacon shall market products and services specifically designed for integrating instructional technology into the curriculum in the states of Massachusetts, Connecticut, Rhode Island, Vermont, New Hampshire or Maine, whether by paid advertisements, direct mail or any other form of advertising. This section shall not be deemed to imply that SchoolWorks is, in any way, an affiliate of Beacon.

         23. For a period of eighteen (18) months after execution of this Agreement, Beacon shall not engage in as a principal, agent, trustee, employee or stockholder or through the agency of any person, corporation, partnership, association or agent or agency, in any business in competition with the business of K-12 Education Consulting conducted by the SchoolWorks or any of its affiliates in Massachusetts, Connecticut, Rhode Island, New Jersey, New York, Pennsylvania, New Hampshire, Vermont and Maine without the written consent of SchoolWorks. As used herein, the term K-12 Education Consulting shall mean limited consulting services in regard to discrete aspects of a K-12 school's operation, such as curriculum development or preparation of a charter application, but the term K-12 Education Consulting shall not encompass the ongoing, general operation of any K-12 school. Notwithstanding anything herein, Beacon shall not be precluded from providing any level or type of consulting services to City on a Hill Charter School in Boston, Massachusetts. Notwithstanding anything herein, Beacon shall not be precluded from owning up to 5% of the outstanding capital stock of a competing business whose stock is traded on a national securities exchange or over the counter.

         24. McFadden and SchoolWorks agree that for eighteen (18) months after execution of this Agreement, McFadden and SchoolWorks shall not, directly or indirectly, individually or on behalf of any other person or entity, do any of the following:

                  (a) Call upon, solicit, or attempt to solicit customers to transfer their patronage from Beacon to any other business, firm or entity engaged in activities which are directly or indirectly competitive with those conducted by Beacon;

                  (b) Call upon, solicit, or attempt to solicit any employee of Beacon in an attempt to hire such employee or to induce such employee to resign;

                  (c) Aid or agree to aid any competitor, customer or supplier of Beacon in any attempt to hire any employee of Beacon

         For the purposes of this section, "Customer" means any individual or entity (including, without limitation, any school, educational board, or educational institution, Employee, or Employee consulting group) to whom Beacon is engaged under active contract, directly or indirectly, to provide any management services (without regard as to whom is billed for such services). "Customer" shall also include the entities listed on Exhibit C.

         25. Beacon agrees that for eighteen (18) months after execution of this Agreement, Beacon shall not, directly or indirectly, individually or on behalf of any other person or entity, do any of the following:


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                  (a)      Call upon, solicit, or attempt to solicit customers
         to transfer their patronage from SchoolWorks to any other business, firm or entity engaged in activities which are directly or indirectly competitive with those conducted by SchoolWorks;

                  (b) Call upon, solicit, or attempt to solicit any employee of SchoolWorks in an attempt to hire such employee or to induce such employee to resign;

                  (c) Aid or agree to aid any competitor, customer or supplier of SchoolWorks in any attempt to hire any employee of SchoolWorks

For the purposes of this section, "Customer" means any individual or entity (including, without limitation, any school, educational board, or educational institution, Employee, or Employee consulting group) to whom SchoolWorks directly or indirectly provides any consulting services (without regard as to whom is billed for such services).

         26. The parties acknowledge that (a) no inducement other than those stated in this Agreement have been made in entering into this Agreement;
(b) they have not relied upon representations, warranties, promises or conditions made by the other party not set forth in this Agreement; (c) they have executed this Agreement after independent investigation and without fraud, duress or undue influence; and (d) they have been represented independently by legal counsel during the negotiation of this Agreement and have executed this Agreement after consulting with their legal counsel.

         27. The parties shall keep the terms and conditions of this Agreement confidential and shall not publicize its existence or disclose its terms or conditions to any third party without the consent of the other. Notwithstanding the foregoing, the parties may disclose the terms of this Agreement as required by statue, regulation or court order, to their respective insurers, auditors, accountants, attorneys, regulators, representatives of the Internal Revenue Service or any other agency responsible for the collection of local, state or federal taxes to the extent reasonably necessary for tax or related purposes. Notwithstanding anything herein, Beacon and SchoolWorks shall jointly issue a mutually agreeable press release on or about October 1, 1998, which shall generally describe the relationship of Beacon and SchoolWorks, and their respective plans going forward. Nothing in this section shall at any time preclude SchoolWorks from describing its operations to potential customers.

         28. This Agreement, together with Exhibits A, B, C and D, is the only agreement between the parties concerning its subject matter. There are no oral agreements or understandings. This Agreement cannot be amended, modified or supplemented except by a writing executed by both parties. No provision of this Agreement may be waived except in writing executed by the party granting the waiver. Notwithstanding the foregoing, Beacon and McFadden acknowledge that, by separate agreements, McFadden is simultaneously making an equity investment of $275,000 in Beacon.

         29. This Agreement shall be subject to, governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.


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         30.      Each party shall bear its own costs and attorneys' fees
arising out of or related to the preparation, review and execution of this Agreement.

         31. This Agreement shall be binding upon and inure to the benefits of the parties, their successors, assigns, subsidiaries, licenses and affiliates. The Agreement may not be assigned by either party without he prior written consent of the other party.

         32. The parties will attempt in good faith to resolve any controversy or claim arising out of this Agreement promptly by negotiations between the parties.

                  (a) The disputing party shall give the other party written notice of the dispute. Within 20 days after receipt of the notice, the receiving party shall submit to the disputing party a written response. The notice and response shall include a statement of each party's position and a summary of the evidence and argument supporting its position.

                  (b) The parties shall meet at a mutually acceptable time and place within 30 days after the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

                  (c) If the matter has not been resolved within 60 days after the disputing party's notice, or if the receiving party does not submit a written response within 20 days or will not meet with the disputing party within 30 days after the date of the disputing party's notice, the matter shall be settled by arbitration in accordance with whatever procedures upon which the parties agree, provided, however, that if the parties cannot agree upon a procedure for the arbitration within 30 days after the date of the disputing party's notice, the matter shall be submitted for arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as amended and in effect on the date that demand for arbitration is filed with the AAA. Each party shall select one arbitrator. The arbitrators' ruling shall be binding and conclusive upon the parties to the arbitration to the fullest extend permitted by law. Any arbitration shall occur in Boston, Massachusetts, and judgment upon the award rendered may be entered in any court having jurisdiction. The arbitrators shall be governed by and shall apply the substantive law of the Commonwealth of Massachusetts in making their award and their ruling shall be binding and conclusive upon the parties. In addition to actual damages, the arbitrators are empowered to award reasonable attorney's fees and costs, including but not limited to the expenses of the arbitration, to the prevailing party. In the absence of an award to the prevailing party, the expenses of the arbitration shall be borne equally by the parties to the arbitration.

                  (d) The procedures specified in this paragraph shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement, provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if, in its judgment, that action is necessary to avoid irreparable damage. Despite the seeking of preliminary judicial relief, the parties will continue to participate in good faith in the procedures specified in this paragraph. All


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         applicable statues of limitation shall be tolled while the procedures specified in this paragraph are pending. The parties will take any actions required to effectuate the tolling.

         33. All notices required by this Agreement shall be in writing and shall be served by sending the notice first class mail, postage prepaid to the address of each party specified at the beginning of this Agreement or to any other address designated by either party in writing. In the alternative, a copy of any notice may be sent by electronic mail or by facsimile with a confirming copy by first class mail, postage prepaid. Notices sent by first class mail shall be effective on the third day after mailing. Notices sent by facsimile or electronic mail shall be effective on the date they are sent if they are sent between 12:00:01 a.m. and 5:00 p.m. in the recipient's time zone and shall be effective the following day if sent between 5:00 p.m. and Midnight.

         34. If any provision of this Agreement shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected by the invalidity or unenforceability and shall be enforced to the greatest extent permitted by law consistent with the intention of the parties.

         35. Each party represents and warrants that the person executing this Agreement on its behalf has the full right, power and authority to do so and to bind the company by his signature.

         36. This Agreement may be executed in counterparts, all of which, when taken together, should constitute one agreement with the same force and effect as if all signatures had been entered on one document.

         37. Beacon, McFadden, Fraker and SchoolWorks hereby agree that any liability of McFadden, Fraker or SchoolWorks hereunder for any point of any provision of this Agreement shall be several and not joint and several.


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BEACON EDUCATION MANAGEMENT, LLC             SCHOOLWORKS, LLC.


By:   /s/ William R. DeLoache, Jr.           By:   /s/ Ledyard McFadden
    -------------------------------------        ------------------------------
      William R. DeLoache, Jr., Chairman           Ledyard McFadden, President




LEDYARD MCFADDEN, INDIVIDUALLY

      /s/ Ledyard McFadden
-----------------------------------------
Ledyard McFadden



ALAN FRAKER, INDIVIDUALLY

      /s/ Alan Fraker
-----------------------------------------
Alan Fraker




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